EXHIBIT 10.1

Loan Agreement

This agreement based on the loan between Hyperera Technology (Beijing) Co., Ltd. (hereinafter referred to as Party A) and Greensaver Corporation. (hereinafter referred to as Party B). Both sides agreed on Party A lend RMB ten million (10 million) to Party B regarding following provisions:

1.	Party A lend ten million (10 million) RMB to Party B and this 10 million RMB has been transferred to Party B’s designated account in full.
2.
If both parties reached an agreement for joint venture cooperation in June 30, 2011, this loan will be automatically convert to common shares of both party’s joint venture equity. If joint venture agreement is not reached before June 30, 2011, then this loan (RMB 10 million) will be treated as short-term loan from Party A to Party B.

3.
Party B promised that if both parties in the June 30, 2011 failed to reach agreement, Party B shall repay principal and interest payments at the annual interest rate of 10% to Party A within 3 months after the date of termination of the joint venture investment.

4.	The owner of Party B, Mr. Wang Lidu bears unlimited personal liability to this agreement and Party B to shall guarantee the loan by all Party B’s assets.
5.	If it is not entirely, this Agreement subjects to negotiations of both sides and the supplementary provisions made, which has the same effect with this contract.